Exhibit 99.1

Energizer Holdings, Inc. Announces Pricing of $600 million of Senior Notes of its Household Products Spin-Off Subsidiary, Energizer SpinCo, Inc.

ST. LOUIS, May 15, 2015 /PRNewswire/ — Energizer Holdings, Inc. (NYSE: ENR) today announced the pricing of the offering of $600 million of 5.5% senior notes due 2025 by its subsidiary, Energizer SpinCo, Inc. (“New Energizer”). New Energizer is the recently-formed holding company for the Household Products business of Energizer Holdings, Inc. (“ParentCo”), which ParentCo intends to distribute to its shareholders in a tax free spin-off. In connection with the spin-off, ParentCo will be renamed Edgewell Personal Care Company and New Energizer will be renamed Energizer Holdings, Inc.

The notes are being offered for sale to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.

The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement on Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should be considered to be forward-looking statements, including statements about New Energizer’s planned offer and sale of senior notes. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering will be completed or as to the actual size or terms of the offering. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties, including those contained in ParentCo’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended September 30, 2014 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2014 and March 31, 2015 and in New Energizer’s Form 10 Registration Statement, as amended. ParentCo does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.

About Energizer Holdings, Inc.

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of personal care and household products. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men’s and women’s shaving systems and disposables; Edge® and Skintimate® shave preparations; Playtex® tampons, gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products and Wet Ones® moist wipes. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer® and Eveready® brands.